Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:03 PM 07/31/2008
FILED 03:03 PM 07/31/2008
SRV 080835649 - 0784156 FILE

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
PORTA SYSTEMS CORP.

Porta Systems Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "corporation"), does hereby certify:

1. The Certificate of Incorporation of the corporation was filed with the Secretary of State on August 9, 1972.

2. The first paragraph of Article FOURTH of the Certificate of Incorporation is hereby restated to read as follows:

> "FOURTH: The total number of shares of capital stock which the corporation is authorized to issue is 21,000,000 shares, of which:
>
> "(i) 1,000,000 shares shall be designated as Preferred Stock, and shall have no par value; and
>
> "(ii) 20,000,000 shares shall be designated as Common Stock, and shall have a par value of $.01 per share."

3. Upon filing of this Certificate of Amendment to the Certificate of Incorporation, each share of Common Stock, par value of $.01 per share, outstanding on such date shall automatically become and be converted into 0.0900090009 of a share of such Common Stock.

4. This Amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of Delaware.

5. The capital of the corporation will not be reduced under or by reason of any amendment herein certified.

IN WITNESS WHEREOF, Porta Systems Corp. has caused this Certificate to be signed by its Chief Executive Officer this 31st day of July, 2008.

/s/ Edward B. Kornfeld
Edward B. Kornfeld, Chief Executive Officer